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                     January 18, 2022

       Alane Barnes
       Chief Legal Officer
       BioCryst Pharmaceuticals, Inc.
       4505 Emperor Blvd., Suite 200
       Durham, North Carolina 27703

                                                        Re: BioCryst
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 000-23186

       Dear Ms. Barnes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences